Exhibit 16.1

December 29, 2011

Securities and Exchange Commission

Washington D.C. 20549

Ladies and Gentlemen,

We are currently principal accountants for Gardner Denver, Inc. and, under the date of February 25, 2011, we reported on the consolidated financial statements of Gardner Denver, Inc. as of and for the years ended December 31, 2010 and 2009, and the effectiveness of internal control over financial reporting as of December 31, 2010. On December 22, 2011, we were notified that Gardner Denver, Inc. engaged Ernst & Young LLP as its principal accountant for the year ending December 31, 2012 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Gardner Denver, Inc.’s consolidated financial statements as of and for the year ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, and the issuance of our reports thereon. We have read Gardner Denver, Inc.’s statements included under Item 4.01(a) of its Form 8-K dated December 29, 2011, and we agree with such statements, except that we are not in a position to agree or disagree with Gardner Denver, Inc.’s statements in the first paragraph of Item 4.01(a), or the statement that the change was approved by the Audit and Finance Committee of the Board of Directors.

Very truly yours,

/s/ KPMG LLP